Exhibit 23.10

Independent Mining Consultants, Inc.

3560 E. Gas Road

Tucson, AZ 85714

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Independent Mining Consultants, Inc. (“IMC”), in connection with the filing of the Hycroft Mining Holding Corporation Post-Effective amendment to Registration Statement on Form S-3 (File No. 333-257567) (the “S-3”), consents to:

● the filing and use of the technical report summary titled “Hycroft Property Initial Assessment Technical Report Summary, Humboldt and Pershing Counties, Nevada, United States of America” (the “2023 Hycroft TRS”), with an effective date of March 27, 2023, as an exhibit to and referenced in the Form 10-K and incorporation by reference thereof into the Form S-3;

● the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and the 2023 Hycroft TRS and incorporation by reference thereof into the Form S-3; and

● the information derived, summarized, quoted or referenced from the 2023 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and incorporated by reference into the Form S-3.

IMC is responsible for authoring, and this consent pertains to, the following Sections of the 2023 Hycroft TRS: is responsible for authoring, and this consent pertains to, the following sections of the 2023 Hycroft TRS: sections 1.4, 1.6, 1.7, 1.9, 6, 7, 8, 9, 11, 20, and for portions of sections 22, 23, 24, and 25.

June 1, 2023

/s/ John M. Marek
Signature of Authorized Person for
Independent Mining Consultants, Inc.

John M. Marek
Print name of Authorized Person for
Independent Mining Consultants, Inc.